Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm

October 30, 2008

Credit Suisse Group AG
Zurich, Switzerland

Re: Registration Statement No. 333-132936

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated October 30, 2008 related to our review of interim financial information of Credit Suisse Group AG as of September 30, 2008 and 2007 and for the three and nine month periods ended September 30, 2008 and 2007.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG Klynveld Peat Marwick Goerdeler S.A.
Zurich, Switzerland

David L. Jahnke Robert S. Overstreet
Partner Partner